Exhibit 99.5



NEWS RELEASE


Homestake Mining Company
650 California Street
San Francisco, CA 94108
Phone:  415/981-8150
Fax:    415/397-5038

Contact:

Gene G. Elam
Vice President, Finance and
Chief Financial Officer
415 981-8150


        Homestake Extends Offer Period for Acquiring
          Shares of Homestake Gold of Australia


San Francisco, CA, December 20 1995 - Homestake Mining Company (NYSE: HM) announced today that it will extend until Friday, January 12, 1996 its offer to acquire the shares of its subsidiary Homestake Gold of Australia Limited (HGAL) that Homestake does not own already.

The Australian Securities Commission has decided to make certain modifications to the Australian Corporation Law insofar as it relates to takeover offers. The effect of these modifications is to negate share splitting schemes which were initiated by a few HGAL shareholders in an effort to frustrate Homestake's bid to acquire all of the publicly-owned shares of HGAL. Homestake is extending its offer until January to allow those shareholders who may have been reluctant to accept Homestake's offer because of the existence of the share splitting schemes to now tender their shares.

As of the close of business in Australia on December 20, 1995, acceptances for a total of 24,962,778 HGAL shares had been received. Homestake now owns 85.7% of the shares of HGAL outstanding.

Homestake is one of the largest gold producers in the world with 1995 gold production estimated to be approximately 1.9 million ounces. The Company has major gold operations in the United States, Canada and Australia.


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